Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Service Revenue of $14.9 Million
We remain on track to deliver year-over-year revenue growth and to generate positive adjusted EBITDA for the fiscal year

Hackensack, NJ – December 15, 2025 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading translational oncology research organization, today announced its financial results for its second quarter of fiscal 2026, ended October 31, 2025.

Second Quarter and Recent Highlights:

•Total revenue increased 11% to $15 million
•Oncology services profit of $7.8 million; oncology services margin of 52%
•Net income of $237,000
•Adjusted EBITDA of $843,000

First Half 2026 Highlights:

•Total revenue increased 5% to $29 million
•Oncology services profit of $13.8 million; oncology services margin of 47%
•Adjusted EBITDA of $962,000

Robert Brainin, CEO of Champions, commented, “Our recent results reinforced our confidence in the Company’s ongoing return to growth, as we continued to make progress. While our business can vary period to period, we manage and evaluate performance primarily on an annual basis and remain focused on delivering sustainable year-over-year revenue growth. We continue to be cautiously optimistic that the pharma and biotech funding environment is beginning to strengthen, which should support improved bookings as we move into calendar 2026.”

Exhibit 99.1
“In parallel with our core services business, we continued to invest in our data platform—expanding its capabilities to provide greater value to our pharma partners—and strengthened our business development organization to support adoption of these offerings. As our data business scales, we expect it to contribute meaningfully to long-term growth, even as it introduces additional variability in shorter reporting periods. Together, these growth engines position Champions to create meaningful long-term value for our shareholders.”

David Miller, CFO of Champions, added, “From a financial standpoint, the period reflected continued progress in our operating model. Oncology services margin improved as higher revenue was generated on a largely stable cost base, highlighting the leverage in our business as volumes increase. Operating expenses rose as planned, reflecting targeted investments in areas that support future growth, particularly within our data platform and related infrastructure.”

“Based on our year-to-date performance and current visibility, we remain on track to deliver year-over-year revenue growth and to achieve positive adjusted EBITDA for the full fiscal year. We believe the combination of disciplined cost control and targeted strategic investment positions the Company for continued improvement as market conditions strengthen.”

Second Fiscal Quarter Financial Results

Total oncology revenue for the second quarter of fiscal 2026 was $15.0 million compared to $13.5 million for the same period last year, an increase of 11.5%. An improvement in bookings quality contributed to a higher revenue conversion percentage, resulting in revenue growth for the three months ended October 31, 2025. Total costs and operating expenses for the second quarter of fiscal 2026 were $14.9 million compared to $12.8 million for the second quarter of fiscal 2025, an increase of $2.1 million or 16.4%.

For the second quarter of fiscal 2026, Champions reported net income of $237,000, including $249,000 in stock-based compensation and $357,000 in depreciation and amortization expenses. This compares to net income of $728,000 in the second quarter of fiscal 2025, which included $9,000 in stock-based compensation and $399,000 in depreciation and amortization expenses. Adjusted EBITDA, which is defined as net income excluding stock-based compensation and depreciation and amortization expenses, was $843,000 for the second quarter of fiscal 2026 compared to adjusted EBITDA of $1.1 million in the second quarter of fiscal 2025.

Cost of oncology revenue was $7.3 million, for the three months ended October 31, 2025, a decline of $166,000, or 2.2%, compared to $7.4 million in the same quarter of fiscal 2025. The decrease was primarily driven by lower outsourced lab service costs. Oncology services margin for the quarter was 52% compared to 45% for the three months ended October 31, 2024. The improvement in margin resulted from higher revenue combined with a lower cost base due to operational efficiencies implemented during the year. Oncology services margin and profit are defined below in our Non-GAAP financial information discussion.

Research and development expense for the three-months ended October 31, 2025 was $2.6 million, an increase of $927,000 or 54.9%, compared to $1.7 million for the three-months ended October 31, 2024. The increase reflected greater investment in sequencing and related activities to advance the Company’s data licensing platform. Sales and marketing expense for the quarter was $2.0 million, an increase of $247,000, or 14.1%, compared to $1.8 million in the prior year period, driven primarily by higher compensation expense to support the growth of the data business. General and administrative expense for the three-months ended October 31, 2025 was $3.0 million, an increase of $1.1 million, or 57.4%, compared to $1.9 million for the three-months ended October 31, 2024. The increase was

Exhibit 99.1
primarily due to higher compensation expense, including stock-based compensation, and increased IT-related costs.

Net cash used in operating activities was approximately $1.9 million for the three months ended October 31, 2025, primarily driven by an increase in accounts receivable and a decline in deferred revenue. Net cash provided by financing and investing activities totaled approximately $115,000, reflecting proceeds from option exercises offset by purchases of lab and computer equipment and repayment of financing leases.

The Company ended the quarter with cash on hand of approximately $8.5 million and no debt.

Year-to-date Financial Results

Total revenue for the first half of fiscal 2026 was $29.0 million, compared to $27.6 million for the same period last year, an increase of 5.4% Total costs and operating expenses for the first half of fiscal 2026 were $29.4 million, compared to $25.5 million for the first half of fiscal 2025, an increase of $3.9 million, or 15.2%.

For the first half of fiscal 2026, Champions reported a net loss of $230,000, including $457,000 in stock-based compensation, $715,000 in depreciation and amortization expenses, and a loss on the disposal of equipment of $20,000. This compares to net income of $2.1 million in the first half of fiscal 2025, which included $267,000 in stock-based compensation and $848,000 in depreciation and amortization expenses. Excluding stock-based compensation, depreciation and amortization, and an equipment disposal loss, adjusted EBITDA was $962,000 for the first half of fiscal 2026, compared to $3.2 million in the first half of fiscal 2025.

Cost of oncology services was $15.3 million for the six months ended October 31, 2025, an increase of $757,000, or 5.2%, compared to $14.5 million for the same period in 2024. The increase resulted primarily from higher mice costs and outsourced lab services, including radiolabeling work. Importantly, as this radiolabeling work transitions into our own labs over the coming quarters, the Company anticipates a reduction in cost of sales and an improvement in oncology services margin. Oncology services margin for both the current and prior-year periods was 47%.

Research and development expense for the six months ended October 31, 2025 was $4.7 million, an increase of $1.6 million, or 49.5%, compared to $3.1 million for the same period in 2024. The increase was primarily driven by greater investment in sequencing and related costs to support the development of our data platform. Sales and marketing expense for the first half of fiscal 2026 was $3.9 million, an increase of $423,000, or 12.3%, compared to the prior-year period. General and administrative expense was $5.5 million, an increase of $1.1 million, or 25.5%, compared to $4.4 million for the six months ended October 31, 2024. The increase was primarily due to higher compensation expense and increased IT-related costs.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its second quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 691139, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available on December 15, 2025 in the Company’s Form 10-Q at www.championsoncology.com.

Exhibit 99.1

* Non-GAAP Financial Information
This press release contains “Non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation and/or calculation of these Non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the Non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses Non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results and for internal planning and forecasting purposes. Adjusted EBITDA and Adjusted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate Non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Adjusted EBITDA

Adjusted EBITDA represents net income (loss) excluding the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share (EPS)

Adjusted net income (loss) (if denoted) and adjusted EPS exclude the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Oncology Services Profit and Oncology Services Margin

Oncology Services Profit is a Non-GAAP measure calculated as oncology revenue less cost of oncology revenue. Cost of oncology revenue is comprised primarily of expenses for mice, laboratory supplies, compensation, and outsourced lab services. Oncology Services margin is a Non-GAAP measure calculated as oncology services profit divided by oncology revenue.

Management believes that Oncology Services Profit and Oncology Services margin are metrics which provide a clear view of direct profitability before research and development, sales and marketing, and administrative expenses are factored into our results. Management monitors these metrics closely as an indicator of pricing strategy effectiveness and resource utilization. These non-GAAP measures should

Exhibit 99.1
not be considered in isolation or as a substitute for GAAP measures such as operating income (loss) and net income (loss). A reconciliation to the most directly comparable GAAP measure is provided in the accompanying tables.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions and innovative data platforms to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

Media Inquiries:
Gavin Cooper
Vice President, Global Marketing
gcooper@championsoncology.com
Website: https://www.championsoncology.com/
Facebook: https://www.facebook.com/championsoncology/
LinkedIn: https://www.linkedin.com/company/champions-oncology-inc-/
Twitter: @ChampionsOncol1
Instagram: https://www.instagram.com/championsoncology/

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2025 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA - (Non-GAAP) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
Net income (loss) - GAAP	$237	$728	$(230)	$2,041
Less:
Stock-based compensation	249	9	457	267
Depreciation and amortization	357	399	715	848
Loss on equipment disposal	—	—	20	—
Adjusted EBITDA - Non-GAAP	$843	$1,136	$962	$3,156

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
EPS – basic, GAAP	$0.02	$0.05	$(0.01)	$0.15
Less:
Effect of stock-based compensation on EPS	0.02	—	0.03	0.02
Effect of depreciation and amortization on EPS	0.03	0.03	0.05	0.06
Effect of loss on equipment disposal on EPS	—	—	—	—
Adjusted EPS - basic, Non-GAAP	$0.07	$0.08	$0.07	$0.23

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
EPS – diluted, GAAP	$0.02	$0.05	$(0.01)	$0.15
Less:
Effect of stock-based compensation on EPS	0.02	—	0.03	0.02
Effect of depreciation and amortization on EPS	0.02	0.03	0.05	0.06
Effect of loss on equipment disposal on EPS	—	—	—	—
Adjusted EPS - diluted, Non-GAAP	$0.06	$0.08	$0.07	$0.23
Reconciliation of GAAP Income (Loss) from Operations to Oncology Services Profit and Oncology Services Margin - (Non-GAAP) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
Income (loss) from operations - GAAP	$185	$732	$(342)	$2,061
Add:
Research and Development, Sales and Marketing, General and Administrative, and Loss on disposal of equipment	7,588	5,329	14,115	10,989
Oncology services profit - Non-GAAP	7,773	6,061	13,773	13,050
Add: Cost of oncology revenue	7,262	7,428	15,257	14,500
Oncology revenue - GAAP	$15,035	$13,489	$29,030	$27,550
Oncology services margin - Non-GAAP	52%	45%	47%	47%

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
Oncology revenue	$15,035	$13,489	$29,030	$27,550
Cost of oncology revenue	7,262	7,428	15,257	14,500
Research and development	2,616	1,689	4,698	3,143
Sales and marketing	1,998	1,751	3,853	3,430
General and administrative	2,974	1,889	5,544	4,416
Loss on disposal of equipment	—	—	20	—
Income (loss) from operations	185	732	(342)	2,061
Other income, net	70	7	145	11
Income (loss) before provision for income taxes	255	739	(197)	2,072
Provision for income taxes	18	11	33	31
Net income (loss)	$237	$728	$(230)	$2,041

Less: net loss attributable to noncontrolling interest	31	—	61	—

Net income (loss) attributable to Company's common shares	$268	$728	$(169)	$2,041

Net income (loss) per common share outstanding
basic	$0.02	$0.05	$(0.01)	$0.15
and diluted	$0.02	$0.05	$(0.01)	$0.15

Weighted average common shares outstanding
basic	13,791,913	13,593,766	13,758,715	13,593,766
and diluted	14,457,837	14,016,953	13,758,715	14,029,666

Condensed Consolidated Balance Sheets

	October 31, 2025	April 30, 2025
	(unaudited)
Cash and cash equivalents	$8,516	$9,785
Accounts receivable, net	11,539	11,204
Other current assets	1,277	1,369
Total current assets	21,332	22,358

Operating lease right-of-use assets, net	4,348	5,080
Property and equipment, net	3,951	4,375
Other long term assets	196	196
Goodwill	335	335
Total assets	$30,162	$32,344

Accounts payable and accrued liabilities	$8,181	$6,804
Current portion of operating lease liabilities	1,525	1,471
Other current liabilities	97	135
Deferred revenue	12,338	15,443
Total current liabilities	22,141	23,853

Non-current operating lease liabilities	3,744	4,634
Other Non-current Liability	46	85
Total liabilities	25,931	28,572

Total stockholders’ equity attributable to Champions Oncology, Inc.	4,170	3,772
Noncontrolling interest	61	—

Total stockholders' equity	4,231	3,772
Total liabilities and stockholders’ equity	$30,162	$32,344

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended October 31,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(230)	$2,041
Adjustments to reconcile net (loss) income to net cash provided by operations:
Stock-based compensation expense	457	267
Operating lease right-of use assets	734	583
Depreciation and amortization expense	715	848
Gain on termination of operating lease	(9)	—
Loss on disposal of equipment	20	—
Allowance for doubtful accounts and estimated credit losses	(16)	(280)
Changes in operating assets and liabilities	(2,806)	(3,431)
Net cash (used in) provided by operating activities	(1,135)	28

Cash flows from investing activities:
Purchases of property and equipment	(288)	(94)
Net cash used in investing activities:	(288)	(94)

Cash flows from financing activities:
Proceeds from the exercise of stock options	231	276
Finance lease payments	(77)	(74)
Net cash provided by financing activities:	154	202

Net (decrease) increase in cash	(1,269)	136
Cash at beginning of period	9,785	2,618
Cash at the end of period	$8,516	$2,754